SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C.  20549

                                FORM 8-K

               CURRENT REPORT pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934

    Date of Report   (Date of earlier event reported)  July 1, 2003

                        COVEST BANCSHARES, INC.
        (Exact name of Registrant as specified in its charter)

      Delaware               0-20160               36-3820609
    (State or other      (Commission File No.)    (IRS Employer
     jurisdiction of                                Number)
     Incorporation)

           749 Lee Street, Des Plaines, Illinois    60016
        (Address of principal executive offices)  (Zip Code)

(Registrant's telephone number, including area code)  847-294-6500


Item 5.  Other Events

On Tuesday, July 1, 2003, the Company issued a press release pertaining to the cancellation of the merger agreement with Midwest Banc Holdings, Inc. dated November 1, 2002. The text of the press release is attached hereto as
Exhibit 99.1.

Item 7.  Exhibit 99.1

Des Plaines, IL. July 1, 2003 - CoVest Bancshares, Inc. (Nasdaq/COVB), the holding company for CoVest Banc, Des Plaines, Illinois, and Midwest Banc Holdings, Inc. (Nasdaq/MBHI) jointly announced today that due to their inability to agree upon the terms of an extension of their merger agreement dated November 1, 2002, the parties have agreed to terminate that agreement effective as of June 30, 2003.

Midwest Banc Holdings, Inc., is a Melrose Park, Illinois based bank holding company with $2.2 billion in total assets. The company provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities through 15 banking centers in the greater Chicago metropolitan area and six banking centers in Western Illinois. The Company's four principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Western Illinois, Midwest Financial and Investment Services, Inc. and Midwest Bank Insurance Services, L.L.C.

CoVest Bancshares, Inc. is the bank holding company for CoVest Banc, N.A., with $600 million in assets and three banking centers in Des Plaines, Arlington Heights and Schaumburg, Illinois. The bank offers a wide range of retail and commercial banking services. Other financial services and investments are provided through its subsidiary, CoVest Investments, Inc.





                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated: July 1, 2003


                          COVEST BANCSHARES, INC.



                          By:   /s/ JAMES L. ROBERTS

                                -----------------------------
                                James L. Roberts
                                President and
                                Chief Executive Officer


                          By:  /s/ PAUL A. LARSEN

                                -----------------------------
                                Paul A. Larsen
                                Executive Vice President and
                                Chief Financial Officer